Light & Wonder, Inc.
Reports Fourth Quarter and Full Year 2025 Results
Achieved Full Year Net Income of $276 Million and Record Consolidated AEBITDA(1) of $1.44 Billion and Adjusted NPATA(1) of $567 Million
Continued Strong Performance in North America with over 700 Gaming Operations Units(2) Added Sequentially and over 2,680 Units in North America Year-over-Year, with Grover Adding 345 Units Sequentially
Record Quarterly North American Gaming Machine Unit Shipments of 7,000 Units
Margin Enhancement Initiatives Drove Profitability Expansion across All Businesses
Grew Cash Flows from Operating Activities by 26% Year-over Year to $794 Million and Free Cash Flow by 42% Year-over-Year to $452 Million during 2025
Returned $877 Million of Capital to Shareholders through Share Repurchases during 2025, Including $500 Million in Q4
Successfully Transitioned to Sole ASX Listing
LAS VEGAS — February 24, 2026 — Light & Wonder, Inc. (ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2025.
Light & Wonder delivered a strong finish to 2025, achieving solid financial results underpinned by disciplined execution and robust game performance, while completing its three-year financial targets and value creation cycle. Fourth quarter consolidated revenue increased 12% to $891 million, while we incurred a net loss of $15 million or net loss per share(3) of $0.19, a decrease of 114% or 116% on a per-share basis, compared to the prior year period. Net loss was impacted by approximately $128 million legal settlement charge associated with a strategic resolution of the Aristocrat matter, $25 million contingent acquisition consideration fair value adjustment, and $18 million in Australian Securities Exchange (“ASX”) transition costs.
During the fourth quarter, all three businesses delivered record AEBITDA, with Consolidated AEBITDA(1) up 29% to $405 million, and Adjusted NPATA(1) up 27% to $161 million, resulting in 38% growth on a per share basis(1)(3) to $1.96 as compared to the prior year.
Gaming revenue increased 17% year-over-year to $602 million in the fourth quarter, driven primarily by record Gaming machine sales of $234 million, up 20%, along with Gaming operations revenue, which increased 35% to $237 million. We shipped a record 7,000 North American units this quarter, while North American Gaming operations premium installed base grew for 22 consecutive quarters adding over 700 units during the fourth quarter.
Grover charitable gaming (“Grover”) expanded its footprint by 345 units on a sequential basis and successfully entered the Indiana market.
iGaming once again delivered quarterly record revenue and AEBITDA on continuing U.S. momentum underpinned by first-party content proliferation and partner network growth, while SciPlay continued to grow its direct-to-consumer (“DTC”) revenue.
For the full year, we delivered $3.3 billion in consolidated revenue and $276 million of net income, an increase of 4% and decrease of 18%, respectively, compared to the prior year period, and $3.26 of net income per share(3). The net income and net income per share(3) were primarily impacted by $128 million legal settlement charge associated with a strategic resolution of the Aristocrat matter, a $25 million contingent acquisition consideration fair value adjustment, and $37 million related to ASX transition and Grover acquisition related costs.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Excludes Grover charitable gaming units.
(3) Per share amounts are calculated based on weighted average number of diluted shares.

Consolidated AEBITDA(1) grew 16% to $1.44 billion, and Adjusted NPATA(1) increased 18% to $567 million, or to $6.69 on a per share basis(1)(2), an increase of 27%. These results are consistent with the Company’s previously provided 2025 financial outlook, which called for $1.43 billion to $1.47 billion of Consolidated AEBITDA(1) and $550 million to $575 million of Adjusted NPATA(1). The Company remains committed to its ambitious FY 2028 financial targets(3).
During FY 2025, we returned $877 million to shareholders through share or CHESS Depositary Interests (“CDIs”) repurchases at an average price of $86.80. With approximately 78% of the authorized share repurchase program now complete, we have remaining capacity of $336 million.
Since initiation of the prior share repurchase program in March of 2022 and through December 31, 2025, the Company has returned $1.9 billion to shareholders by repurchasing 24.4 million shares or CDIs, representing 25% of total outstanding shares prior to the commencement of the programs(4).
The Company further optimized its capital markets profile by transitioning to a sole primary listing on the ASX and extended certain debt maturities to 2033, while lowering applicable interest rates.
The completion of the three‑year financial targets cycle reflects disciplined execution, earnings strength, and cash flow delivery, positioning Light & Wonder to enter its next chapter with growing recurring revenue(5), related improving cash flow momentum and balance‑sheet capacity to support continued value creation.
Light & Wonder is pleased to resolve the recent litigation dispute with a major competitor, providing finality and certainty for all stakeholders. This settlement protects the interests of our customers, employees, and shareholders, and allows us to continue our focus on delivering the market-leading content our customers expect, without distraction or disruption.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “We closed out 2025 with another strong quarter, delivering double-digit year-over-year growth in both revenue and cash flows. We also achieved several important milestones, including the successful acquisition and integration of Grover, accelerating our expansion in the Charitable Gaming market, and our transition to a sole primary listing on the ASX. We also continued to invest in our studios, which is paying dividends as our franchises drive strong game performance across the portfolio. Gaming momentum remained robust, with more than 700 North American Gaming operations units(6) added sequentially and over 12,300 units shipped globally during the quarter, while iGaming delivered another quarterly revenue and AEBITDA records. Looking ahead, we will remain focused on investing in product innovation and talent to strengthen our recurring revenue model(5), build on this momentum, and enhance our global competitive position as we progress toward our 2028 financial targets(3).”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “The sustainable margin expansion and cash flow growth achieved in 2025 reflect our disciplined execution and focus on initiatives designed to navigate dynamic external conditions beyond our control. Importantly, we maintained our net debt leverage ratio within our targeted range(3) following the Grover acquisition and ASX listing transition, and we expect to continue deleveraging throughout 2026, supported by the strength of our business profile, absent any high return capital allocation opportunities. Our priorities remain unchanged: disciplined cost management, sustainable margin growth, and continued improvement in both the quality and quantum of cash flows over time. This is underpinned by prudent capital allocation, including the repurchase of $877 million under our authorized $1.5 billion share repurchase program in 2025. We remain committed to reinvesting in the business to drive sustainable long-term growth, leveraging our broad portfolio of games and offerings, while remaining agile and well positioned to further enhance shareholder value.”

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Per share amounts are calculated based on weighted average number of diluted shares.
(3) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions.
(5) Recurring revenue includes Gaming operations (inclusive of Grover), ongoing Gaming systems maintenance, table service/rental agreements, SciPlay and iGaming revenues.
(6) Excludes Grover charitable gaming units.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Returned $500 million of capital to shareholders through the repurchase of approximately 5.8 million shares of LNW common stock or CDIs during the quarter. The Company repurchased 10.1 million shares or CDIs and utilized $877 million of its authorized $1.5 billion share repurchase program in FY 2025, and since initiation of the prior share repurchase program in March of 2022, the Company has returned $1.9 billion to shareholders through the repurchase of 24.4 million shares, representing 25% of total outstanding shares prior to the commencement of the programs(1). The average purchase price since initiation of the programs through December 31, 2025 of $78.57 per share represents a 21% discount to the closing price of $99.09 (AU$140.24) on the ASX as of February 18, 2026.
•Principal face value of debt outstanding(2) was $5.2 billion, translating to a net debt leverage ratio(3) of 3.5x as of December 31, 2025 or combined net debt leverage ratio(3) of 3.4x, which remained within our targeted net debt leverage ratio(4) range of 2.5x to 3.5x, despite the accelerated pace of our share repurchases as we continued to capitalize on opportunities consistent with our capital allocation strategy. We retain a flexible capital structure that allows us to deploy balance sheet capacity opportunistically when appropriate. Our business profile enables us to de-lever through the course of 2026, courtesy of our strong operating business model.
•Sole primary listing on the ASX was completed on November 14, 2025, following our successful voluntary delisting from the Nasdaq.
•Resolved Dragon Train litigation with Aristocrat in January 2026. We agreed to pay approximately $128 million to settle the matter(5). This settlement protects the interests of our customers, employees, and shareholders, and allows us to continue our focus on developing and delivering the market-leading content our customers expect, without distraction or disruption. We continue to leverage our diversified portfolio of successful game franchises to execute on our strategy and financial targets, which remain unchanged.
•Repriced our Term Loan B in January 2026, reducing applicable interest rates by 25 basis points, resulting in a decrease in annualized interest costs of approximately $5 million.

SUMMARY RESULTS

	Three Months Ended December 31,		Year Ended December 31,
($ in millions except per share amounts)	2025	2024	2025	2024
Revenue	$891	$797	$3,314	$3,188
Net (loss) income	(15)	107	276	336
Net (loss) income per share – Diluted	(0.19)	1.20	3.26	3.68
Net cash provided by operating activities	319	202	794	632
Capital expenditures	93	70	310	294

Non-GAAP Financial Measures(3)
Consolidated AEBITDA	$405	$315	$1,443	$1,244
Adjusted NPATA	161	127	567	480
Adjusted NPATA per share – Diluted (or EPSa)	1.96	1.42	6.69	5.27
Free cash flow	176	74	452	318

			As of
Balance Sheet Measures			December 31, 2025	December 31, 2024
Cash and cash equivalents			$167	$196
Total debt			5,163	3,870
Available liquidity(6)			927	936

(1) Share repurchase activity is subject to necessary board approvals, capital allocation priorities and prevailing market conditions.
(2) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 14 to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2025.

(3) Represent non-GAAP financial measures. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(5) Additional terms of the settlement are described in the Company’s press release dated January 11, 2026, available on our website in the Investor Relations section.
(6) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Fourth Quarter 2025 Financial Highlights
•Fourth quarter consolidated revenue was $891 million compared to $797 million, a 12% increase versus the prior year period. Growth was primarily driven by a 17% increase in Gaming revenue as Gaming operations and Gaming machine sales increased 35% and 20% to $237 million and $234 million, respectively, both reaching quarterly records. Grover contributed $41 million to consolidated revenue during the fourth quarter of 2025. iGaming once again reached quarterly record revenue underpinned by first-party content proliferation and increased 21% compared to the prior year period. SciPlay revenue decreased by 4%, but continued to exhibit strong player monetization and expanded its DTC revenue to 25% of total SciPlay revenue.
•Net loss of $15 million represented a 114% decrease compared to net income of $107 million in the prior year, primarily impacted by $177 million in restructuring and other costs, including $128 million in legal settlement charges, $25 million in contingent acquisition consideration fair value adjustments, and $18 million in costs related to the ASX transition. Consolidated revenue growth and record AEBITDA margins (“margins” or “margin”) across all businesses contributed positively, reflecting continued operational efficiencies and disciplined cost management. Net loss per share(1) was $0.19, compared to net income per share(1) of $1.20 in the prior year period, a 116% decrease year-over-year.
•Consolidated AEBITDA(2) was $405 million, compared to $315 million in the prior year period, a 29% increase primarily driven by revenue growth from Gaming and iGaming coupled with strong margin expansion across all businesses and contributions from Grover.
•Adjusted NPATA(2) increased 27% to $161 million, as compared to $127 million in the prior year period, primarily benefiting from revenue growth and expanded margins across all businesses, partially offset by higher depreciation and amortization, interest expense and global effective tax rate. Adjusted NPATA per share (EPSa)(1)(2) increased 38% to $1.96, compared to $1.42 in the prior year period.
•Net cash provided by operating activities was $319 million, compared to $202 million in the prior year period, reflective of strong earnings and lower cash income tax payments.
•Free cash flow(2) was $176 million compared to $74 million, a 138% increase compared to the prior year period. The increase was primarily driven by earnings strength, lower cash income tax payments and lower interest payments due to third quarter financing transactions.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2025

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2025	2024	$	%	2025	2024	$	%	2025	2024	PP Change(4)
Gaming	$602	$515	$87	17%	$323	$257	$66	26%	54%	50%	4
SciPlay	195	204	(9)	(4)%	80	74	6	8%	41%	36%	5
iGaming	94	78	16	21%	36	25	11	44%	38%	32%	6
Corporate and other(5)	—	—	—	—%	(34)	(41)	7	17%	n/a	n/a	n/a
Total	$891	$797	$94	12%	$405	$315	$90	29%	45%	40%	5

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Full Year 2025 Financial Highlights
•Consolidated revenue was $3.3 billion, a 4% increase compared to the prior year. Gaming revenue increased 6%, primarily due to Gaming operations revenue growth of $170 million or 25%, including $68 million or a 10% increase supported by our diversified portfolio of high-performing game franchises and a contribution of $102 million from Grover. We observed strong performance with the addition of new units in our North American premium install base, which once again reached record levels. Consolidated revenue also benefited from growth in iGaming of 13%.
•Net income was $276 million compared to $336 million in the prior year, a decrease of 18%. The decrease was primarily driven by $219 million in restructuring and other costs, including a $128 million Aristocrat legal matter settlement charge, $25 million in contingent acquisition consideration fair value adjustments, and $37 million related to ASX transition and Grover acquisition related costs. Net income per share(1) decreased by 11% to $3.26, compared to $3.68 in the prior year period.
•Consolidated AEBITDA(2) was $1.44 billion compared to $1.24 billion in the prior year, a $199 million or 16% increase driven by earnings growth and margin strength across all of our businesses, a contribution from Grover since its acquisition in May 2025 and lower corporate costs.
•Adjusted NPATA(2) increased 18% to $567 million as compared to $480 million in the prior year period, primarily due to margin strength across all our businesses, partially offset by higher depreciation of Gaming operations units and higher interest expense. Adjusted NPATA per share (EPSa)(1)(2) increased 27% to $6.69, compared to $5.27 in the prior year period.
•Net cash provided by operating activities was $794 million compared to $632 million in the prior year. The current year reflected strong earnings and lower cash income tax payments, partially offset by $73 million related to certain legal settlement payments and $18 million in professional fees, services, and other costs related to the Grover acquisition and completed ASX transition.
•Free cash flow(2) was $452 million compared to $318 million, a 42% increase compared to the prior year. The current year benefited from the same factors impacting net cash provided by operating activities as described above, partially offset by increased capital expenditures made to support Gaming operations and Grover installed base unit growth.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2025

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(3)(4)
	2025	2024	$	%	2025	2024	$	%	2025	2024	PP Change(4)
Gaming	$2,183	$2,068	$115	6%	$1,162	$1,027	$135	13%	53%	50%	3
SciPlay	794	821	(27)	(3)%	288	272	16	6%	36%	33%	3
iGaming	337	299	38	13%	125	98	27	28%	37%	33%	4
Corporate and other(5)	—	—	—	—%	(132)	(153)	21	14%	n/a	n/a	n/a
Total	$3,314	$3,188	$126	4%	$1,443	$1,244	$199	16%	44%	39%	5

PP - percentage points.
n/a - not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(4) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Fourth Quarter 2025 Business Segments Key Highlights
•    Gaming revenue was $602 million, up 17% compared to the prior year period on record North American Gaming machine sales of 7,000 units, which led to a 20% revenue increase of $39 million year-over-year. Gaming operations also grew $62 million, or 35%, benefiting from an increase in our North American installed base of 2,688 units(1), up 7% year-over-year to 36,692 units(1). Our North American premium installed base (excluding Grover contributions) grew for the 22nd consecutive quarter, representing 53% of our total North American installed base mix. Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC®, LIGHTWAVE® and HORIZON® cabinets continued to drive growth and strong performance.
Grover contributed $41 million to Gaming operations revenue, successfully expanded into Indiana as of December 30, 2025 and had over 11,600 devices included as a part of the installed base as of December 31, 2025, which is an increase of 345 units on a sequential basis, or over 1,000 units since the announcement of the acquisition in February of 2025.
Gaming AEBITDA was $323 million, up 26% compared to the prior year period, primarily due to revenue growth and margin expansion of 400 basis points, inclusive of Grover contributions.
•    SciPlay revenue was $195 million, a 4% decrease compared to the prior year period due to a decline in average monthly payers primarily attributable to JACKPOT PARTY® Casino, which was partially offset by an increase in average monthly revenue per paying user. The social casino business continued to deliver quality player monetization, leveraging game content and dynamic Live Ops through the SciPlay Engine. SciPlay increased its ARPDAU(2) 4% to $1.10 year-over-year and grew AMRPPU(3) by 14% to $133.24. AEBITDA increased 8% to $80 million, reflecting margin expansion of 500 basis points primarily driven by our growing DTC platform, which generated $48 million, or 25% of the total SciPlay revenue for the quarter, along with lower operating expenses.
•    iGaming revenue increased 21% to $94 million, and AEBITDA increased 44% to $36 million for the current year period, both reaching record levels. Revenue growth for the period reflected continued momentum in North America underpinned by first-party content proliferation and the expansion of our partner network. Wagers processed through our iGaming platform reached a quarterly record of over $29 billion.
•    Capital expenditures were $93 million in the fourth quarter of 2025, as compared to $70 million in the prior year period, primarily due to investments made to support Gaming operations growth.

(1) Excludes Grover charitable gaming units.
(2) Average Revenue Per Daily Active User.
(3) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Tuesday, February 24, 2026 at 5:00 p.m. EST (Wednesday, February 25, 2026 at 9:00 a.m. AEDT) to review the Company’s fourth quarter and full year 2025 results. To access the call, live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please register for an unique PIN at Light & Wonder earnings call and dial: +1 (844) 543-0451 for U.S., +61 1800 491 687 for Australia or +1 (864) 991-4103 for International. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the ASX through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure. We also release material information to the ASX in compliance with the ASX Listing Rules.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Investor Relations	Media Relations
Rohan Gallagher	Andy Fouché
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	VP, Corporate Affairs and Communications media@lnw.com

All ® notices signify marks registered in the United States. © 2026 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of our share repurchase program;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that any potential disruptions from the Grover acquisition will harm relationships with customers, employees and suppliers;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition and may not be able to successfully integrate Grover into the Company’s operations;
•risks relating to delisting our securities from Nasdaq and transitioning to a sole primary listing on the ASX, which could negatively affect the liquidity and trading prices of our common stock or CDIs, impacts our investors’ ability to trade in our securities and our access to the capital markets and could lead to price variations and other impacts on holders of our common stock, CDIs and other securities;
•risks associated with having a sole primary listing on the ASX and remaining an SEC registrant, including significant compliance costs and risks of noncompliance;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;

•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws, government regulations and new or increased trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming and sweep-stakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion of such opposition and potential restrictions on Internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of the shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events, including natural disasters, extreme weather and other natural events related to climate change, that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC and the ASX, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2025 on February 24, 2026 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws and ASX Listing Rules obligations, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us, and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate. Unless otherwise stated, ‘$’ denotes U.S. dollars.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Services	$604	$532	$2,297	$2,105
Products	287	265	1,017	1,083
Total revenue	891	797	3,314	3,188
Operating expenses:
Cost of services(1)	114	113	449	448
Cost of products(1)	125	117	436	483
Selling, general and administrative	224	216	869	872
Research and development	60	68	252	262
Depreciation, amortization and impairments	109	97	406	361
Restructuring and other	177	18	219	94
Total operating expenses	809	629	2,631	2,520
Operating income	82	168	683	668
Other (expense) income:
Interest expense	(84)	(71)	(314)	(293)
Loss on debt financing transactions	—	—	(5)	(2)
Other (expense) income, net	(1)	35	1	48
Total other expense, net	(85)	(36)	(318)	(247)
Net (loss) income before income taxes	(3)	132	365	421
Income tax expense	(12)	(25)	(89)	(85)
Net (loss) income	$(15)	$107	$276	$336

Basic and diluted net (loss) income per share:
Basic	$(0.19)	$1.22	$3.32	$3.77
Diluted	$(0.19)	$1.20	$3.26	$3.68

Weighted average number of shares used in per share calculations:
Basic shares	80	88	83	89
Diluted shares(2)	80	90	85	91

(1) Excludes depreciation, amortization and impairments.
(2) Basic and diluted weighted-average common shares outstanding were the same for the three months ended December 31, 2025, as all common stock equivalents would have been anti-dilutive due to the net loss in that period. We excluded 1 million of stock options and RSUs outstanding as of December 31, 2025 from the calculation of diluted weighted-average common shares outstanding.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$167	$196
Restricted cash	94	110
Receivables, net of allowance for credit losses of $29 and $35, respectively	689	585
Inventories, net	169	158
Prepaid expenses, deposits and other current assets	164	134
Total current assets	1,283	1,183

Restricted cash	5	6
Receivables, net of allowance for credit losses of $2 and $5, respectively	96	97
Property and equipment, net	348	286
Operating lease right-of-use assets	43	44
Goodwill	3,371	2,890
Intangible assets, net	808	454
Software, net	191	161
Deferred income taxes	254	229
Other assets	63	71
Total assets	$6,462	$5,421

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$53	$23
Accounts payable	189	216
Accrued liabilities	535	447
Income taxes payable	26	49
Total current liabilities	803	735

Deferred income taxes	11	12
Operating lease liabilities	29	31
Other long-term liabilities	264	160
Long-term debt, excluding current portion	5,110	3,847
Total stockholders’ equity	245	636
Total liabilities and stockholders’ equity	$6,462	$5,421

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net (loss) income	$(15)	$107	$276	$336
Adjustments to reconcile net (loss) income to net cash provided by operating activities	170	61	580	372
Changes in working capital accounts, excluding the effects of acquisitions	164	34	(62)	(76)
Net cash provided by operating activities	319	202	794	632
Cash flows from investing activities:
Capital expenditures	(93)	(70)	(310)	(294)
Acquisitions of businesses and assets, net of cash acquired	—	—	(861)	(5)
Proceeds from sale of investments and other	—	41	—	41
Net cash used in investing activities	(93)	(29)	(1,171)	(258)
Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	219	(6)	1,298	(11)
Payments of debt issuance and deferred financing costs	(2)	—	(20)	(4)
Payments on license obligations	(8)	(14)	(36)	(34)
Payments of contingent acquisition considerations	—	—	(2)	(16)
Purchase of L&W common stock	(500)	(243)	(880)	(462)
Net redemptions of common stock under stock-based compensation plans and other	1	1	(39)	(50)
Net cash (used in) provided by financing activities	(290)	(262)	321	(577)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(6)	10	(6)
Decrease in cash, cash equivalents and restricted cash	(63)	(95)	(46)	(209)
Cash, cash equivalents and restricted cash, beginning of period	329	407	312	521
Cash, cash equivalents and restricted cash, end of period	$266	$312	$266	$312

Supplemental cash flow information:
Cash paid for interest	$63	$78	$289	$286
Income taxes paid	24	46	118	164
Distributed earnings from equity investments	—	—	—	2
Cash paid for contingent acquisition considerations included in operating activities	—	—	—	22
Supplemental non-cash transactions:
Non-cash interest expense	$3	$2	$10	$9
Acquisition of brand license intangible asset in exchange for a minimum guarantee obligation	24	1	28	1

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, NORMALIZED EBITDA, NORMALIZED EBITA, ADJUSTED NPATA, AND ADJUSTED NPAT, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reconciliation of Net (Loss) Income to Consolidated AEBITDA
Net (loss) income	$(15)	$107	$276	$336
Restructuring and other(1)	177	18	219	94
Other expense (income), net(2)	8	(31)	16	(37)
Loss on debt financing transactions	—	—	5	2
Income tax impact on adjustments	(36)	8	(49)	(12)
Adjusted NPAT	134	102	467	383
Amortization of acquired intangibles and impairments(3)	35	32	128	125
Income tax impact on adjustments	(8)	(7)	(28)	(28)
Adjusted NPATA	161	127	567	480
Interest expense	84	71	314	293
Income tax expense and adjustments	56	24	166	125
Normalized EBITA(4)	301	222	1,047	898
Depreciation and amortization expense	73	65	278	236
Normalized EBITDA	374	287	1,325	1,134
Stock-based compensation	31	28	118	110
Consolidated AEBITDA	$405	$315	$1,443	$1,244

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$323	$257	$1,162	$1,027
SciPlay	80	74	288	272
iGaming	36	25	125	98
Total business segments AEBITDA	439	356	1,575	1,397
Corporate and other(5)	(34)	(41)	(132)	(153)
Consolidated AEBITDA	$405	$315	$1,443	$1,244

Reconciliation to Consolidated AEBITDA Margin
Net (loss) income	$(15)	$107	$276	$336
Consolidated AEBITDA	405	315	1,443	1,244
Revenue	891	797	3,314	3,188
Net (loss) income margin	(2)%	13%	8%	11%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	45%	40%	44%	39%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $3 million related to a one-time stock-based compensation charge directly related to the ASX transition.
(3) Includes $1 million and $6 million in impairment charges for the three months and year ended December 31, 2025, respectively, and $3 million in impairment charges for the three months and year ended December 31, 2024.
(4) Represents normalized earnings before interest, taxes and amortization of acquired intangibles and impairments. Refer to non-GAAP financial measure definitions below for further details.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES

RECONCILIATION OF NET (LOSS) INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reconciliation of Net (Loss) Income Per Share to Adjusted NPATA Per Share
Net (loss) income per share – Diluted	$(0.19)	$1.20	$3.26	$3.68
Amortization of acquired intangibles and impairments	0.43	0.36	1.51	1.37
Restructuring and other	2.17	0.20	2.59	1.03
Other expense (income), net	0.09	(0.35)	0.20	(0.41)
Loss on debt financing transactions	—	—	0.05	0.02
Income tax impact on adjustments	(0.54)	0.01	(0.92)	(0.42)
Adjusted NPATA per share – Diluted	$1.96	$1.42	$6.69	$5.27

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2025	2024	2025	2025	2024
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$237	$175	$241	$860	$690
Gaming machine sales	234	195	189	821	865
Gaming systems	77	88	72	285	302
Table products	54	57	56	217	211
Total revenue	$602	$515	$558	$2,183	$2,068
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	48,326	34,004	47,274	48,326	34,004
Average daily revenue per unit	$47.00	$45.33	$47.14	$47.06	$46.79
International:(2)
Installed base at period end	18,898	20,165	19,494	18,898	20,165
Average daily revenue per unit	$15.49	$17.06	$16.19	$16.00	$15.82
Gaming Machine Sales:
U.S. and Canada new unit shipments	7,000	5,980	6,021	24,244	22,320
International new unit shipments	5,361	3,609	2,587	15,534	21,338
Total new unit shipments	12,361	9,589	8,608	39,778	43,658
Average sales price per new unit	$17,168	$18,666	$19,637	$18,797	$18,438
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	6,396	5,505	5,481	22,506	20,742
Casino opening and expansion units	604	475	540	1,738	1,578
Total unit shipments	7,000	5,980	6,021	24,244	22,320
International unit shipments:
Replacement units	5,361	3,418	2,550	14,420	19,342
Casino opening and expansion units	—	191	37	1,114	1,996
Total unit shipments	5,361	3,609	2,587	15,534	21,338
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$147	$177	$157	$644	$733
Direct-to-consumer platforms	48	27	40	150	88
Total revenue	$195	$204	$197	$794	$821
In-App Purchases:
Average MAU(4)	4.9	5.3	5.2	5.2	5.5
Average DAU(5)	1.9	2.1	2.0	2.0	2.1
ARPDAU(6)	$1.10	$1.06	$1.08	$1.08	$1.04
Average MPU(7) (in thousands)	483	576	514	520	586
AMRPPU(8)	$133.24	$117.15	$126.23	$125.95	$115.34
Payer Conversion Rate(9)	9.9%	10.9%	10.0%	10.0%	10.6%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$29.2	$24.0	$28.0	$109.0	$91.0
(1) Inclusive of Grover charitable gaming installed base. During the current period, we revised the calculation of U.S. and Canada Average Daily Revenue per Unit (“ADRPU”) and updated the definition of our Grover installed base to fully align the methodology used across Grover and our legacy Gaming operations. The revision also incorporates a transition to presenting ADRPU on a net basis for wide‑area progressive (“WAP”) jackpots. Prior‑period amounts have been revised to conform to the current presentation. These revisions did not have a material impact on underlying historical trends in the business. Revised U.S. and Canada ADRPU for the three months ended March 31, 2024, June 30, 2024, September 30, 2024, March 31, 2025 and June 30, 2025 were $46.89, $48.52, $47.33, $46.68 and $46.05, respectively, and the revised installed base as of June 30, 2025 was 46,368.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
	For the Period
	from January 1, 2025
	to May 15, 2025
Grover Charitable Gaming operating income	$40
Depreciation and amortization	6
Grover Adjusted EBITDA(1)	$46

	Year Ended
	December 31, 2025
Combined AEBITDA(2)	$1,489

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	December 31, 2025	December 31, 2024
Consolidated AEBITDA	$1,443	$1,244
Combined AEBITDA(2)	1,489	n/a

Total debt	$5,163	$3,870
Add: Unamortized debt discount/premium and deferred financing costs, net	44	39
Principal face value of debt outstanding	5,207	3,909
Less: Cash and cash equivalents	167	196
Net debt	$5,040	$3,713

Net debt leverage ratio	3.5	3.0
Combined net debt leverage ratio(3)	3.4	n/a

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$319	$202	$794	$632
Less: Capital expenditures	(93)	(70)	(310)	(294)
Add: Payments on contingent acquisition considerations	—	—	—	22
Less: Payments on license obligations	(8)	(14)	(36)	(34)
(Less) add: Change in restricted cash impacting working capital	(42)	(44)	4	(8)
Free cash flow	$176	$74	$452	$318
Supplemental cash flow information - items impacting free cash flows:
Litigation settlements	$2	$—	$75	$—
Professional fees, services and other costs related to strategic initiatives, the Grover acquisition and ASX transition	2	—	18	—

n/a — not applicable.
(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (on a diluted basis) (also referred to as EPSa), Normalized EBITA, Normalized EBITDA, Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC and the ASX. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Following our transition to a sole primary listing on the ASX, Management introduced usage of Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (EPSa), Normalized EBITA and Normalized EBITDA, all of which are non-GAAP financial measures and are widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred as of the beginning of the applicable twelve-month period. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of the beginning of the applicable twelve-month period.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share, Normalized EBITA and Normalized EBITDA are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of, as applicable, amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. These measures are widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Adjusted NPAT and Adjusted NPATA
Adjusted NPAT and Adjusted NPATA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net (loss) income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Adjusted NPAT and Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Adjusted NPAT and Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPAT is reconciled to Net (loss) income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Income tax impact on adjustments; and (5) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA is reconciled to Net (loss) income and includes the following incremental adjustments to those used to reconcile Adjusted NPAT: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; and (3) Income tax impact on adjustments.
Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net (loss) income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net (Loss) Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net (loss) income per share and includes the same adjustments with respect to Adjusted NPATA as described in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin” in per share amounts. Adjusted NPATA per share target, or Targeted EPSa, denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA per share target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Normalized EBITA and Normalized EBITDA
Normalized EBITA and Normalized EBITDA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net (loss) income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Normalized EBITA and Normalized EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Normalized EBITA and Normalized EBITDA may differ from similarly titled measures presented by other companies.
Normalized EBITA is reconciled to Net (loss) income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments; (5) Amortization of acquired intangible assets; (6) Non-cash asset and goodwill impairments; (7) Interest expense; and (8) Income tax expense and impact on adjustments. Normalized EBITDA is reconciled to Net (loss) income and, along with the adjustments used to reconcile Normalized EBITA, includes an adjustment for depreciation and amortization expense.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net (loss) income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net (loss) income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic initiatives and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense and impact on adjustments; (7) Stock-based compensation; and (8) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA target denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA target to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC and the ASX. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net (loss) income, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Consolidated AEBITDA, Normalized EBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin.”
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2025.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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